EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                     ELECTRONIC CLEARING HOUSE, INC. ADOPTS
                          AMENDMENT TO RIGHTS AGREEMENT

CAMARILLO,  CALIF.,  SEPTEMBER  30,  2004  -  Electronic  Clearing  House,  Inc.
(NASDAQSC: ECHO), a leading provider of electronic payment and transaction processing services, today announced that its board of directors adopted an amendment to its amended and restated rights agreement. The purpose of the amendment was to, among other matters, adjust the purchase price of the Rights and Second Rights authorized and declared under the terms of the Amended and Restated Rights Agreement dated January 29, 2003 (the "Restatement"), between ECHO and OTR, Inc., ECHO's transfer agent and the "Rights Agent" under the Restatement, so that each Right and Second Right (as defined in the Restatement) could represent a similar economic effect as was intended for such Right and Second Right on January 29, 2003, the date the Restatement was executed.

The purpose of the Rights Agreement, as originally adopted in 1996, and as amended and restated by the Restatement in January 2003, was to protect ECHO stockholders in the event of an unsolicited attempt to acquire ECHO for an inadequate price and to protect against abusive practices that do not treat all ECHO stockholders equally, such as, among others, partial and two tier tender offers, coercive offers, and creeping stock accumulation programs, etc. The original Rights Agreement and the Restatement are intended to make the cost of such abusive practices prohibitive and create an incentive for a potential acquirer to negotiate in good faith with the Board of Directors. The original Rights Agreement and the Restatement are not intended to prevent all unsolicited offerors from acquiring ECHO.

The Restatement, as amended, provides that each Right and Second Right will initially entitle stockholders to purchase fractional shares of ECHO's preferred stock (or shares of its common stock, if provision is made by the Board in accordance with the Restatement) for $2.00 per each Right and Second Right. However, the Rights and Second Rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Generally, if a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of 20 percent or more of ECHO's common stock while the Restatement remains in place, then, unless the Rights and Second Rights are redeemed by ECHO for $0.001 per each Right and Second Right, the Rights and Second Rights will become exercisable by all rights holders, except the acquiring person or group, for shares of ECHO or shares of the third party acquirer having a value of eight times the Rights' and Second Rights' then-current exercise price.

ABOUT ELECTRONIC CLEARING HOUSE, INC. (ECHO)

Electronic Clearing House, Inc. provides a complete solution to the payment processing needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, and check collection.

For  more  information  about  ECHO,  please  visit  www.echo-inc.com.
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Media Contact:
--------------

Donna Rehman, Corporate Secretary           Crocker Coulson, Partner
805-419-8533                                Coffin Communications Group
Electronic Clearing House, Inc.,            818-789-0100
Camarillo, CA                               E-MAIL: crocker.coulson@coffincg.com
                                                    ----------------------------
URL:http://www.echo-inc.com
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E-MAIL: corp@ECHO-inc.com
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